Exhibit 10.4

Sanjiv Razdan

NSO

Stock Option Agreement

(Nonstatutory Stock Option Inducement Award)

Subject to the following terms, The Joint Corp., a Delaware corporation (the Company), grants to the following employee of the Company (Grantee), as a material inducement to, and in connection with, Grantee’s acceptance of an offer of employment with the Company, as of the following grant date (the Grant Date), an nonstatutory stock option (the Option) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following vesting schedule, subject to expiration on the following expiration date (the Expiration Date):

Grantee:	Sanjiv Razdan
Grant Date:	14-Oct-24
Number of Option Shares:	38,059
Exercise Price:	$10.51
Vesting schedule:	Except as otherwise provided herein, twenty-five percent (25%) of the Option shall become vested and exercisable on each of the first four (4) anniversaries of the Grant Date, provided that the Grantee has not had a Termination at any time from the Grant Date until each vesting date.
Expiration Date:	October 14, 2034

Terms of Option

1.       Inducement Award.

The Option is granted outside of the terms of The Joint Corp. 2024 Incentive Stock Plan (the “Plan”) as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq Listing Rules regarding stockholder approval of equity compensation. Nevertheless, this Award and the Option are subject to the terms, conditions and provisions set forth in the Plan (except for Article 4 of the Plan), as well as this Stock Option Agreement (the “Agreement”). Capitalized terms used in this Agreement without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.

2.       Vesting and Exercisability

The Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested at the time of exercise. Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Section 5 of this Agreement.

Any unvested portion of the Option shall expire on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Option shall become fully vested as of Grantee’s Termination Date. In the event of a Change of Control, one hundred percent (100%) of the unvested portion of the Option shall become vested upon a Change of Control, provided that the Grantee has not had a Termination at any time from the Grant Date until the date on which such Change of Control is consummated.

3.       Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a)       written notice of exercise to the Committee (or the Committee’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b)       full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c)       full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

4.       Manner of Payment

Grantee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by check or by a wire transfer of immediately available funds.

Payment also may be made by means of a “cashless” net exercise through a broker approved by the Committee for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.

5.       Early Expiration of Vested Portion of Option

The vested portion of the Option shall expire as follows:

(a) if Grantee incurs a Termination by reason of his or her death, the Option shall expire on the earlier of the first anniversary of Grantee’s Termination Date or the Option’s Expiration Date; and

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(b)       if Grantee incurs a Termination for any reason other than Grantee’s death, the Option shall expire on the earlier of 90 days after Grantee’s Termination Date or the Option’s Expiration Date.

In any case, the exercisability of the Option may be extended by the Committee, in the Committee’s sole discretion, to any date ending on or before the Option’s Expiration Date.

6.       Confidentiality and Nonsolicitation Agreement

This Agreement and the grant of the Option are subject to Grantee’s entering into the confidentiality and nonsolicitation agreement which has been provided to Grantee (the Nonsolicitation Agreement).  The Company would not have granted the Option to Grantee without Grantee’s entering into or reaffirming the Nonsolicitation Agreement.

7.       Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

8.       Change of Control

Notwithstanding anything in this Agreement to the contrary, the provisions of Article 8, as amended, of the Plan will govern in the event of a Change of Control or other corporate event subject to Article 8.

9.       Interpretation

This Agreement and Option are subject to the terms of the Plan (except for Article 4 of the Plan), as the Plan may be amended. No amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Option without Grantee’s consent, except (i) to the extent that the Company determines in its sole discretion that such amendment is necessary or appropriate to comply with applicable law, including but not limited to section 409A of the Code, and (ii) as provided in Article 8, as amended, of the Plan with respect to a Change of Control or other corporate event.

If there is a conflict or inconsistency between this Agreement and the Plan (except for Article 4 of the Plan), the terms of the Plan (except for Article 4 of the Plan) shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

10.       No Right to Employment

Nothing in this Agreement shall be considered to confer on Grantee any right to continue to be employed by the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate such employment.

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11.       No Stockholder Rights

Grantee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Grantee following his or her exercise of the Option.

12.       Capitalization Adjustments

In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, recapitalization, reorganization or the like, the Committee may, and in the case of a reverse stock split, the Committee shall, equitably adjust the aggregate number of shares subject to the Award and/or the exercise price of the Option in order to prevent a dilution or enlargement of the benefits or potential benefits intended to be provided under this Agreement. The Committee may also make any other equitable adjustments that the Committee considers appropriate. Except in the case of a reverse stock split, adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

13.       Governing Law

This Agreement shall be governed in accordance with the laws of the State of Delaware.

14.       Binding Effect

This Agreement shall be binding on the Company and its successors and on Grantee and Grantee’s heirs, legatees and legal representatives.

15.       Effective Date

This Agreement shall not become effective until Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Nonsolicitation Agreement. Upon Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Nonsolicitation Agreement, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

[Signature page follows.]

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The Joint Corp.

By	/s/ Matthew E. Rubel

Acceptance by Grantee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan and agree to enter into the Nonsolicitation Agreement, a copy of which I acknowledge receipt

/s/ Sanjiv Razdan
Sanjiv Razdan

Grantee’s address:

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